UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 12, 2008

Calypte Biomedical Corporation
(Exact name of Company as specified in its charter)

Delaware	000-20985	06-1226727
(State or Other Jurisdiction)	(Commission File Number)	(I.R.S. Employer Identification)
of Incorporation)

16290 S.W. Upper Boones Ferry Road, Portland, Oregon 97224

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (503) 726-2227

N/A

 (Former name or former address, if changed since last report)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

(b) On June 12, 2008, Calypte Biomedical Corporation (the “Company”), amended common stock purchase warrants originally issued to the following investors in March 2007: David Khidasheli, Mohamed Yousif Ahmed Saleh Sulaiman, Mohamed Ahmed and Ahmed Abdalla Deemas Alsuwaidi (collectively, the “Investors”). The Series A common stock purchase warrants (the “Series A Warrants”) were amended to lower the exercise price to $0.05 per share and extend the expiration date for an additional one year period to June 28, 2009. The Series B common stock purchase warrants (the “Series B Warrants”) were amended to extend the expiration date for an additional one year period to September 28, 2009. (The Series A Warrants and the Series B Warrants are hereinafter collectively referred to as the “Warrants.”) The Investors were represented in the negotiation of the amendments to the Warrants by Global Corporate Ventures Limited (“GCVL”), which is a related party of Marr Technologies BV, an affiliate of the Company and the Company’s largest stockholder, holding approximately 19% of the Company’s outstanding common stock. Maxim A. Soulimov, a director of the Company, is Director of Legal Affairs of GCVL.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On June 16, 2008, Roger I. Gale resigned as President and Chief Executive Officer of the Company, effective immediately. Mr. Gale will continue to serve as a member of the Company’s Board of Director and as Chairman of the Board of Directors.

(c) On June 12, 2008, the Company entered into an employment agreement (the “Employment Agreement”) with Donald N. Taylor, 54, appointing him its President and Chief Executive Officer, effective on the date the Company receives a binding commitment for sufficient capital to fund its operations for a two month period. This occurred on June 16, 2008, after the Investors (discussed in Item 1.01 above) agreed to exercise an aggregate of $1,000,000 of Warrants as set forth in Item 1.01 above. Mr. Taylor was recommended to the Board of Directors by Mr. Soulimov, acting on behalf of Marr Technologies BV.

Since February 2007, Mr. Taylor has served as, and will continue to serve as, Chief Executive Officer of Swivel Secure Ltd., a United Kingdom-based company providing tokenless authentication software and primarily owned by The Marr Group, which is an affiliate of Marr Technologies BV (discussed above in Item 1.01). Under Mr. Taylor’s leadership, the company grew 300% and currently has 240 customers. From February 2005 through January 2007, Mr. Taylor served as Chief Executive Officer and consultant of Globaleye Network Intelligence Ltd, a United Kingdom-based technology company supplying intelligent closed circuit television security software. From April 2004 through September 2004, Mr. Taylor served as Chief Executive Officer and consultant of Internet Sheriff Technology Ltd., an Australia-based technology company supplying web filtering security software. From March 2001 through December 2003, Mr. Taylor served as Chief Executive Officer of Clearswift Limited, a United Kingdom-based technology company supplying e-mail content filtering software. Under Mr. Taylor’s leadership, the company increased its annual revenues from $3,000,000 to $50,000,000 in less than three years. Mr. Taylor raised three rounds of financing for the company and acquired a competitor, thereby creating the largest worldwide content filtering company. Mr. Taylor has previously served in other senior international management, sales and marketing positions with other domestic and international-based companies and industries where he has been instrumental in increasing revenues to achieve enterprise profitability. Mr. Taylor, a United States citizen, holds a Bachelor of Arts degree with honors in History from Williams College in Williamstown, Massachusetts. He also received a diploma from Columbia University’s School of Business Executive Program in International Management.

Mr. Taylor’s Employment Agreement is for an initial two-year term, with automatic annual renewals, unless terminated at least 60 days prior to the end of an employment term. Mr. Taylor will be paid an annual base salary of $150,000. In addition, Mr. Taylor has been granted an outright award of 1,000,000 shares of the Company’s common stock and a stock option to purchase 1,000,000 shares of the Company’s common stock at an exercise price equal to the closing market price on the date of grant. The stock option vests 50% on December 1, 2008 and 50% on June 1, 2009. Mr. Taylor is also entitled to an annual performance-based bonus of up to 50% of his annual base salary. Mr. Taylor will be reimbursed for up to $15,000 of personal travel expenses per year and up to $2,500 for legal and tax advice in connection with his employment with the Company. The Company will pay up to six months of severance and health benefits in the event Mr. Taylor is terminated without “cause” (as defined in the Employment Agreement) or “upon another event of termination” (as defined in the Employment Agreement”).

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1	Press release dated June 18, 2008.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 18, 2008

Calypte Biomedical Corporation

By:	/s/ Jerrold D. Dotson
Jerrold D. Dotson
Vice President - Finance and Administration